SCHNECK WELTMAN HASHMALL & MISCHEL  LLP
ATTORNEYS AT LAW
1285 Avenue of the Americas
New York, New York  10019
(212)956-1500
Fax: (212) 956-3252




			May 14, 1996

Securities and Exchange Commission
450 Fifth Street N.W.
Judiciary Plaza
Washington, D.C. 20001

Attn: Stephanie Marks, Esq.

	Re: Response USA, Inc.
	                    Registration Statement on Form S-3
                                 File No. 333-3472

Dear Sir or Madam:

      Enclosed for filing is Amendment No. 2 to the Registration Statement on Form S-3 of Response USA, Inc. (the "Company"), relating to an offering by certain securityholders of the Company (the "Registration Statement"). The only substantive change made from the prior amendment is to include the incorporation by reference of the Company's Form 10-QSB for the quarter ended March 31, 1996. We will file an acceleration request under separate cover.

     Should you require any additional information, please contact the undersigned at (212) 956-1500.

Very truly yours,

    /S/Thomas A. Rose


Enclosures

cc:  Richard M. Brooks, Esq.
     Mr. Alan Cohen

 	As filed with the Securities and Exchange Commission on May 14,
1996
               									Registration No. 333-3472

                             	UNITED STATES
                    	SECURITIES AND EXCHANGE COMMISSION
                        	Washington, D.C. 20549
                              	___________
                           	AMENDMENT NO. 2 TO
                                	FORM S-3

                         	REGISTRATION STATEMENT
                                 	UNDER
                       	THE SECURITIES ACT OF 1933
                              	___________

                           	RESPONSE USA, INC.
          	(Exact Name of Registrant as Specified in its Charter)

									            Delaware            									    22-3088639
		   							(State or Jurisdiction of				 	      		(I.R.S. Employer
	   							Incorporation or Organization)		      		Identification No.)

                            	11-K Princess Road
                      	Lawrenceville, New Jersey 08648
                             	(609) 896-4500
       	(Address, Including Zip Code, and Telephone Number, Including
											Area Code. of Registrant's Principal Executive Offices)


                       	Richard M. Brooks, President
                            	Response USA, Inc.
                            	11-K Princess Road
                      	Lawrenceville, New Jersey 08648
                              	(609) 896-4500
          	(Name, Address, Including Zip Code, and Telephone Number,
												       Including Area Code, of Agent for Service)
                                	___________
	Copies to:

Felice F. Mischel, Esq.
Thomas A. Rose, Esq.
Schneck Weltman Hashmall & Mischel LLP
1285 Avenue of the Americas
New York, New York 10019
(212) 956-1500

				Approximate date of proposed sale to the public:
From time to time after the effective date of this registration statement, as determined by market conditions.

		If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

		If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

		If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

		If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

		If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


		The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

	RESPONSE USA, INC.

	1,144,183 Shares of Common Stock

		This Prospectus relates to the sale of 1,144,183 shares of common stock, $.008 par value per share (the "Common Stock"), of Response USA, Inc. (the "Company"). Of such shares of Common Stock, 378,295 shares may be sold after issuance upon conversion of the Company's 10% Subordinated Convertible Debentures (the "Debentures"), 61,000 shares of Common Stock may be sold after issuance upon exercise of certain class C redeemable common stock purchase warrants ("Class C Warrants") issued to holders of the Debentures, and the sale of 92,500 shares of Common Stock which may be sold after issuance upon the exercise of a Common Stock purchase warrant issued to Lew Lieberbaum & Co., Inc. (the "LLCO Warrant"). The foregoing shares of Common Stock will be offered for the account of certain securityholders (the "Selling Stockholders") of the Company who acquired such shares in connection with (i) a private placement of the Company's securities, (ii) the acquisition of certain assets or capital stock by the Company, or (iii) compensation to certain individuals for services rendered to the Company.

		The Company has informed the Selling Stockholders that the anti-manipulative rules under the Securities Exchange Act of 1934, Rules 10b-2, 10b-6 and 10b-7, may apply to their sales in the market and has furnished the Selling Stockholders with a copy of these rules. The Company has also informed the Selling Stockholders of the need for delivery of copies of this Prospectus. The Company will pay all expenses in connection with this offering, which expenses are estimated to be approximately $30,000.

		The Common Stock is traded in the over-the-counter market and is quoted on The NASDAQ SmallCap Stock Market ("NASDAQ") under the symbol RUOK. On May 13, 1996, as reported by NASDAQ, the closing bid price for the Common Stock was $6.875 per share.
	_________________________________
THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF
RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
	SEE "RISK FACTORS." (PAGE   )
	_________________________________
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	The date of this Prospectus is                , 1996

	AVAILABLE INFORMATION

		The Company has filed with the Securities and Exchange Commission, Washington, D.C. (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933 (the "Act") with respect to the securities offered by this Prospectus. For further information with respect to the securities offered hereby, reference is made to the Registration Statement and to the exhibits listed in the Registration Statement.

		The Company is subject to the information requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, Proxy Statements and other information can be inspected and copies made at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices: 7 World Trade Center, New York, New York, 10007, and Room 1204 Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois, 60604. Copies can also be obtained at prescribed rates from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Avenue, N.W., Washington, D.C.
20549.

	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

	The Company's Annual Report on Form 10-KSB for its fiscal year ended June 30, 1995, the Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995, the Quarterly Reports on Form 10-QSB for the quarters ended December 31, 1995 and March 31, 1996, the Reports on Form
8-K filed February 29, 1996 and March 28, 1996, Amendment Nos. 1 and 2 to form 8-K, each filed on May 14,1996, and the description of the Company's Common Stock contained in its Registration Statement on Form S-3 filed with the Commission on April 11, 1996, as amended, all of which have been previously filed with the Commission, are incorporated in this Prospectus by reference. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering made hereby are also incorporated by reference herein and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that the statement contained in this Prospectus or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of all documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents).

	PROSPECTUS SUMMARY

		The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by the more detailed information, Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

	The Company

	Response USA, Inc. (the "Company"), through its wholly-owned subsidiaries, Response Ability Systems, Inc. ("Systems") and Emergency Response Systems, Inc. ("ERS"), markets a personal emergency response system, ("PERS") which enables users, such as elderly or disabled persons, to transmit a distress signal using a portable transmitter which is part of the PERS. When activated by the pressing of a button, the transmitter sends a radio signal to a receiving base installed in the user's home. The receiving base relays the signal over telephone lines to a monitoring station which provides continuous monitoring services. The monitoring station personnel verify the nature of the emergency and contact the appropriate emergency authorities in the user's area. The Company, through its wholly-owned subsidiary United Security Systems, Inc. ("USS"), is also engaged in the sale, installation, continuous monitoring and maintenance of electronic security systems.

		Systems commenced operations in 1985 and, by 1987, had sold over 4,000 franchises in 42 states for the distribution of PERS.
Systems marketed the franchises to individuals who purchased such franchises as a part-time business or second source of income. The
Company believes such franchisees were poorly capitalized. Systems incurred substantial losses in its franchise operations as costs to establish, maintain, promote and service the franchise network exceeded the revenues from the sale of the franchises. Such losses resulted in Systems filing a petition for reorganization under Chapter 11 of the Federal Bankruptcy Act in October 1987. While in reorganization,
Systems discontinued its franchise sales operations, and the Company has no intention of resuming new franchise sales, although a number of its original franchisees are still actively utilizing the Company's monitoring and purchasing its PERS. Since the confirmation of Systems'
Plan of Reorganization in January 1990, Systems has devoted substantial efforts to broadening and diversifying its marketing programs to sell
PERS units through national pharmacy chains including Revco D.S., Wal-
Mart Stores, Inc and K-Mart pharmacies, rather than direct marketing.

		The Company sells its PERS products directly to the consumer and through franchisees in the United States and a distributor in Canada under the "Instant Response," "Response Ability" trade names. The
Company also sells and leases PERS through its institutional division to hospitals and home health care agencies. In addition, the Company provides monitoring services through a third-party monitoring station located in Euclid, Ohio, to tens of thousands of users of the Company's PERS. The Company also sells PERS and related accessories, which are manufactured by a contractor located in Florida, to independent home alarm and other vendors under private label programs.


 		The Company's electronic security business utilizes electronic devices installed in customers' businesses and residences to provide detection of events, such as intrusion or fire, surveillance and control of access to property. The detection devices are monitored by the same third-party monitoring station which monitors the Company's PERS units. In some instances, commercial customers may monitor these devices at their own premises or the devices may be connected to local fire or police departments. The products and services marketed in the electronic security services industry range from residential systems that provide basic entry and fire protection to more sophisticated commercial systems. USS commenced operation in March 1994, upon the acquisition of substantially all of the assets of two companies engaged in the electronic security business.

		The Company, then known as Larsen Software Corporation and originally incorporated in Utah in June 1984 for the purpose of acquiring computer software, consummated an intra-state offering in 1985 in which it issued 184,642 shares of common stock and received proceeds of $25,850 which were utilized principally to pay accounting and administrative costs. The Company, which changed its state of incorporation to Nevada in September 1989, did not engage in any significant business operations until August 1990 when it acquired all of the outstanding common stock of Systems. In connection with its acquisition of Systems, the Company changed its name to Lifecall
America, Inc. Systems was incorporated in Delaware in 1985 to do business as a franchisor of direct sellers of PERS, and engaged principally in such business until October 1987, when it filed a petition for reorganization under Chapter 11 of the Federal Bankruptcy Act. Systems' plan of reorganization (the "Plan of Reorganization") was confirmed by the U.S. Bankruptcy Court in January 1990, and became effective in February 1990. In March 1992, the Company changed its name to Response USA, Inc. and its state of incorporation from Nevada to Delaware. ERS was incorporated in Delaware in 1994. References to the Company include Systems, ERS and USS.

		The Company's executive offices are located at 11-K Princess Road, Lawrenceville, New Jersey 08648, and its telephone number at that address is (609) 896-4500.

	Securities Offered	1,144,183 shares of Common Stock.

	Use of Proceeds	The Company will not receive any of the proceeds
from the sale of Common Stock offered by the Selling Stockholders hereby. Any money received by the Company upon the exercise of the Class C Warrants will be used for working capital purposes.

	Risk Factors		The securities offered hereby involve a
high degree of risk. See "RISK FACTORS."

	Offering Price	All or part of the shares of Common Stock
offered hereby may be sold from time to time in amounts and on terms to be determined by the Selling Stockholders at the time of sale.

	NASDAQ Trading
	 Symbol		RUOK

	RISK FACTORS

		THIS OFFERING INVOLVES SUBSTANTIAL INVESTMENT RISK AND COMMON STOCK SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING AN INVESTMENT IN THE COMPANY AND ITS BUSINESS PRIOR TO PURCHASE, PROSPECTIVE INVESTORS SHOULD
CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS OTHER
INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS:

		Unprofitable Operations; Significant Obligations. The Company incurred losses of $4,359,620 and $3,030,830 for the years ended June 30, 1994 and June 30, 1995, respectively. The Company does not currently believe that it will become profitable within the next 12 months, absent any significant change in its business operation or funding. In addition, the Company is required to pay the long-term indebtedness of Systems in connection with Systems Plan of Reorganization, through the year 2000. The Company has funded its operations through various private placements of its securities and will likely continue to do so until the Company's operations become profitable or more advantageous sources of capital become available. However, there can be no assurance that such funds will continue to be available if needed. Inability to provide for its working capital needs would seriously inhibit the Company's development, adversely affect its results of operations and prospects and, if continued for a prolonged period, may require that the Company curtail its business.

		Consequences of Default under Plan of Reorganization. The Company's wholly-owned subsidiary, Systems, filed a petition for reorganization under Chapter 11 of the Federal Bankruptcy Act in October 1987. Systems' Plan of Reorganization was confirmed by the U.S. Bankruptcy Court in January 1990, and became effective in February 1990. The Plan of Reorganization provides for, among other things, long-term payments totalling approximately $2.8 million to secured and unsecured pre-petition creditors and for unpaid state and federal taxes. As of June 30, 1995, deferred payment obligations to such pre-reorganization creditors totalled $534,237, which are payable in varying installments (assuming the adherence to the repayment schedule), through the year
2000, as long as there are no defaults (failure to make timely payments) under the Plan of Reorganization. In the event that the Company should default in payment of these deferred obligations, Systems' pre-reorganization creditors could seek appropriate relief in the bankruptcy court, the result of which could range from dismissal or conversion of Systems' bankruptcy to a Chapter 7 proceeding requiring liquidation of Systems, or modification of Systems' Plan of Reorganization, which could have a material adverse effect upon the Company. Any such modified plan could require the Company to pay more to prepetition creditors than the amounts required under the existing Plan of Reorganization. To date, payments under the Plan of Reorganization have been made in a timely fashion.

		Limitations on Ability to Obtain Additional Funding. If additional funds are necessary to sustain operations, the Company will have to seek such funds through public or private equity or debt financing, which may result in dilution to the then existing stockholders, or through bank or other borrowings. As a result of Systems' prior bankruptcy and the Company's repayment obligations under Systems' Plan of Reorganization, the Company's ability to obtain credit with banks or other institutional lenders is extremely limited.
Further, the terms of Systems' debt obligations under its Plan of Reorganization may restrict the Company's ability to seek additional asset-based financing. Limitations on the Company's ability to obtain debt financing as and when required in the future, in light of the Company's current financial condition (including substantial operating losses), would materially and adversely affect the Company.
		Dependence on Key Personnel. The Company believes that it is dependent to a significant degree on the services of Richard M.
Brooks, its President, Chief Executive and Financial Officer and Ronald
A. Feldman, its Chief Operating Officer. The Company has purchased key person insurance on the lives of Messrs. Brooks and Feldman in the amounts of $2,000,000 and $1,000,000 respectively. There can be no assurance that such insurance would be sufficient to compensate the Company in the event of the death of Mr. Brooks or Mr. Feldman. In addition, the Company has entered into a five-year employment agreement with Mr. Brooks, effective on October 23, 1992, as amended to expire on October 23, 1999, but there can be no assurance that Mr. Brooks will remain with the Company during such term or thereafter. In the event that Mr. Brooks or Mr. Feldman or other key personnel should die, become incapacitated, resign, otherwise not remain with the Company or for any other reason be unable to perform their duties, there can be no assurance that the business and operations of the Company would not be adversely affected.

		Competition and Markets. The personal emergency response and electronic security services industries are highly competitive.
There are numerous companies of comparable size to, or larger than, the Company and many smaller companies that sell PERS and electronic security service equipment and offer monitoring services. Many of the Company's competitors have significantly greater financial resources and a larger sales organization than the Company. In addition, while the Company generally competes with sellers of PERS and security services, there are numerous large national and multinational companies, with far greater resources than the Company, that compete in the information services industry and the electronic security services industry. There is no assurance that such larger companies will not attempt to enter the PERS market in the future, or, if they do, that the Company will be able to compete successfully.

		State and Federal Regulation. As a seller of personal emergency response units and electronic security systems, the Company is subject to laws and regulations administered by various states, the Federal Communications Commission, the Food and Drug Administration and the Federal Trade Commission. Some states require licenses or permits to sell PERS and electronic monitoring systems and to provide security services. In addition, federal and state regulations, including without limitation, consumer protection laws, govern the promotion and advertising activities of the Company and other sellers of the Company's products and services. The Company's relationship with its franchisees also is subject to regulation under federal and state franchise laws. Compliance with such laws and regulations is costly, and changes in laws and regulations could increase the cost of compliance and materially affect the Company in other respects not presently foreseeable. In the past, Systems has been the subject of enforcement actions brought under state and federal law to enforce certain of these laws and regulations concerning the sales of franchises. There can be no assurance that the Company will not be subjected to enforcement actions in the future.

		Products Liability and Errors and Omissions. The Company is subject to claims by customers that a PERS unit was defective, that the Company has failed to provide monitoring services as required, or that some action or inaction by the Company or failure of its products or services has caused or contributed to injury to the customer. While the Company has liability insurance which it deems adequate ($1,000,000 per occurrence and $5,000,000 in the aggregate), there can be no assurance that the Company will be able to maintain such insurance or will not be subjected to claims in excess of its insurance coverage.

		Prior Sale of Unregistered Securities. In February 1996, the Company consented to the issuance of an Order Instituting
Proceedings pursuant to the Securities Act of 1933 (the "Securities
Act") and the Securities Exchange Act of 1934 and Findings and Order of the Securities and Exchange Commission (the "Finding"), without admitting or denying any allegations or facts contained therein. In
July 1993, the Company sold 60,000 shares of Common Stock pursuant to what it claimed to be an exemption from registration under Regulation S of the Securities Act. The Finding stated that such sales were made under circumstances in which the Company knew or should have known that such exemption was not available. Consequently, the Finding stated, the sales were made in violation of the registration provisions of the Securities Act. The Company consented to permanently cease and desist from committing or causing any violation, and any future violation, of
Section 5 of the Securities Act.

		Limitation of Directors' Liability. The Company's Certificate of Incorporation limits the liability of the Company's directors for breach of their fiduciary duty of care to the Company. The effect of this provision is to eliminate the directors' liability for monetary damages resulting from negligent or grossly negligent conduct in most situations. A director remains responsible for damages to the Company resulting from a breach of his duty of loyalty to the Company, a failure to act in good faith, intentional misconduct, a knowing violation of law, receipt of an improper personal benefit, or approval of an illegal dividend or stock purchase. Liabilities under the federal securities laws also are not affected by this provision, as the SEC views such provisions as unenforceable.

		Authorization and Discretionary Issuance of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares. There can be no assurance that preferred stock of the Company will not be issued at some time in the future.

		Shares Eligible for Future Sale; Market Overhang from Outstanding Warrants and Options. As of March 31, 1996, the Company had outstanding 1,959,000 shares of Common Stock, of which substantially all of such shares are freely transferable without restriction or further registration under the Securities Act. For the "restricted securities," under Rule 144, if certain conditions are met, persons who satisfy a two year "holding period" may sell within any three-month period a number of such shares which does not exceed the greater of one percent of the total number shares outstanding or the average weekly trading volume of such shares during the four calendar weeks prior to such sale. After a three-year holding period is satisfied, persons who are not "affiliates" of the issuer of the securities are permitted to sell such shares without regard to these volume restrictions.

		Warrants and options to purchase shares of Common Stock (including 370,014 shares issuable upon exercise of Class A Warrants at a price of $4.50 per share until October 1998, 444,484 shares issuable upon exercise of Class B Warrants at a price of $5.50 until October 1998, 61,000 shares issuable upon exercise of Class C Warrants, 1,616,508 shares issuable upon exercise of options issued to officers, directors and employees of the Company, 947,500 shares issuable to unaffiliated parties upon exercise of warrants issued for services, and 378,295 shares issuable upon conversion of the Debentures) are outstanding.

		No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Company's securities prevailing from time to time. The possibility that substantial amounts of currently restricted shares or newly issued shares of Common Stock into the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities.

		NASDAQ Maintenance Requirements; Possible Delisting of Securities from NASDAQ System. The Board of Governors of the National Association of Securities Dealers, Inc. has established certain standards for the continued listing of a security on NASDAQ. The maintenance standards require, among other things, that an issuer have total assets of at least $2,000,000 and capital and surplus of at least $1,000,000; that the minimum bid price for the listed securities be $1 per share; and that the minimum market value of the "public float" be at least $1,000,000. A deficiency in either the market value of the public float or the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for ten consecutive trading days. If an issuer falls below the bid price maintenance standard, it may remain on NASDAQ if the market value of the public float is at least $1,000,000 and the issuer has $2,000,000 in equity. The Company's current Common Stock price is above $1 per share, however, there can be no assurance that the Company will continue to satisfy the requirements for maintaining a NASDAQ listing. If the Company's securities were excluded from NASDAQ, it would adversely affect the prices of such securities and the ability of holders to sell them.

		Penny Stock Regulation. In the event that the Company is unable to satisfy NASDAQ's maintenance requirements, trading would be conducted in the "pink sheets" or the NASD's Electronic Bulletin Board. In the absence of the Common Stock being quoted on NASDAQ, or the Company having $2,000,000 in net tangible assets, trading in the Common Stock would be covered by Rules 15g-1 through 15g-6 promulgated under the Securities Exchange Act of 1934 for non-NASDAQ and non-exchange listed securities. Under such rules, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from these rules if the market price is at least $5.00 per share.

		The SEC adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions (such exceptions including an equity security listed on NASDAQ and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

		If the Company's Common Stock were subject to the regulations on penny stocks, the market liquidity for the Company's Common Stock could be severely affected by limiting the ability of broker/dealers to sell the Company's Common Stock and ability of purchasers in this offering to sell their securities in the secondary market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations that would adversely affect the market for such securities.

		Lack of Dividends. The Company has never paid and does not plan to pay in the foreseeable future any dividends on its Common Stock, although it is not restricted from doing so.

	USE OF PROCEEDS

		The Company will not receive any proceeds from the sale of the Common Stock offered by the Selling Stockholders hereby. Any proceeds realized by the Company from the exercise of Class C Warrants will be used for working capital purposes.

		Proceeds from the Private Placement were used for the acquisition of monitoring accounts and for general working capital purposes.



	SELLING SECURITYHOLDERS

		The securities offered (i) are issuable upon conversion of Debentures purchased by the Selling Stockholders in the Private
Placement or upon exercise of Class C Warrants issued to such individuals, (ii) were issued in connection with the acquisition of certain assets or capital stock by the Company, or (iii) were issued as compensation to certain individuals for services rendered to the Company. Upon the sale of the securities offered by each Selling Stockholder, he/she will have no further beneficial interest in the Company's securities, unless otherwise noted. As of the date hereof, none of the Debentures have been converted and none of the Warrants have been exercised.



                                  	Shares          Beneficial Ownership
                                  	Offered       Prior to Sale  After Sale

Stockholder

Mark Spiegelman                     	3,000              	3,000	       *
Barry Spiegelman                    	3,000              	3,000	       *
Paul Spiegelman                     	3,000              	3,000	       *
Jack Spiegelman                     	2,500              	2,500	       *
McGinn Smith & Co., Inc.          	180,122            	180,122        *
William Todd Financial, Ltd.       	15,000             	15,000	       *
Monitoring Acquisitions Corp.     	127,868            	127,868	       *
The Hi-Tel Group, Inc.             	17,500             	17,500	       *
Mindy Goldberg	                      5,700              	5,700     	  *
Michael Asch	                        2,000              	2,000	       *
Susan Kuzon as custodian for
  Jillian Kuzon	                       953	                953	       *
  Ariel Kuzon	                         953	                953     	  *
  Joshua Kuzon	                        951              	  951	       *

Sterling Capital LLC	                3,700             	 3,700	       *
William Gerber	                      1,643             	 1,643     	  *
Robert Kramer	                         800	                800	       *
Gregg Trautman	                        800	                800	       *
Howard Bronson & Company, Inc.     	20,000             	20,000	       *
Westergaard Publishing Co., Inc.    	4,000              	4,000	       *
Steven Levy                        	23,898             	23,898	       *
William Stoltz	                      2,300              	2,300	       *
Tara Garbarino                      	1,500              	1,500	       *
Robert Rubin                       	60,000            	381,321    	321,321(1)
Todd Herman                        	35,000             	90,544     	55,544
John Colehower                     	42,202(2)          	88,674(2)  	46,472
Michael Schleimer                  	50,000             	50,000     	  *
Frank Fishman                      	10,000             	10,000	      7,500
James Michael                       	5,000              	5,000	       *
William J. Levy                    	50,000             	50,000	       *
Bruce Goldenberg                    	5,700	              5,700	       *
Brian Clendenin                     	7,202(2)          	 7,202(2)   	2,500
CLFS Equities, Ltd.                 	7,202(2)          	 7,202(2)	    *
Herbert Cyrlin                     	14,404(3)          	14,404(3)	    *
Marshall Cyrlin                    	14,404(3)          	14,404(3)	    *
Richard & Frank Diandrea            	7,202(2)          	 7,202(2)  	  *
Michael Erber                       	7,202(2)	           7,202(2)	    *
James Finstad                       	7,202(2)	           7,202(2)  	  *
Gertrude Goldstein	                  7,202(2)          	 7,202(2)  	  *
Allen Green                         	7,202(2)          	 7,202(2)  	  *
Eric and Laure Green JTWROS         	7,202(2)	           7,202(2)  	  *
Peter Greenblatt                    	3,601(4)	           3,601(4)	    *
K&K Realty Co.                     	14,404(3)          	14,404(3)	    *
Mitchel Kersch                     	21,605(5)          	21,605(5)	    *
Steven Kessler                      	7,202(2)          	 7,202(2)	    *
Norman Laufer                       	7,202(2)          	 7,202(2)  	  *
Mark Richard Laufer                 	7,202(2)          	 7,202(2)	    *
Moshe Levy & Dan Levy JTWROS      	144,031(6)         	144,031(6)	    *
Hanka Lew                           	7,202(2)          	 7,202(2)	    *
Alan Lips	                          28,806(7)          	28,806(7)  	  *
Jack B. Lipsky CLU CHFC IRA         	7,202(2)          	 7,202(2)	    *
Arthur Luxenberg                   	14,404(3)          	14,404(3)	    *
Michael & Irwin Luxenberg	           7,202(2)          	 7,202(2)  	  *
Bernard Mermelstein                 	7,202(2)	           7,202(2)  	  *
Felice F. Mischel, Keogh(10)        	7,202(2)	           7,202(2)	    *
Michael Papsidero                   	3,601(4)	           3,601(4)	    *
Esther Rose	                         3,601(4)	           3,601(4)	    *
Sy Rosen	                            7,202(2)	           7,202(2)	    *
Harold Rothlin                      	7,202(2)	           7,202(2)  	  *
Rosalie Vigliarolo	                 14,404(3)          	14,404(3)	    *
Perry Weitz	                         7,202(2)          	 7,202(2)	    *
Charlotte Wert                      	3,601(4)          	 3,601(4)  	  *
Stephen A. Weseley                 	14,404(3)          	14,404(3)	    *
David Weseley                       	3,601(4)	           3,601(4)	    *
Lew Lieberbaum & Co., Inc.         	92,500(8)          	92,500(8)	   (9)

*	No beneficial ownership after sale.
1.	Of which 300,000 shares are issuable upon the exercise of
   currently exercisable options. Mr. Rubin is a member of the Company's Board of Directors.
2.	Of which 1,000 shares are issuable upon exercise of currently exercisable Class C Warrants.
3.	Of which 2,000 shares are issuable upon exercise of currently exercisable Class C Warrants.
4.	Of which 500 shares are issuable upon exercise of currently
   exercisable Class C Warrants.
5.	Of which 3,000 shares are issuable upon exercise of currently exercisable Class C Warrants.
6.	Of which 20,000 shares are issuable upon exercise of currently exercisable Class C Warrants.
7.	Of which 4,000 shares are issuable upon exercise of currently exercisable Class C Warrants.
8.	All of which are issuable upon exercise of currently exercisable warrants. Lew Lieberbaum & Co., Inc. received such warrants as compensation for its services as placement agent of the Debentures and Class C Warrants.
9.	Does not include shares which may be owned in their capacity as a market-maker of the Company's securities.
10.Felice Mischel is a member of Schneck Weltman Hashmall & Mischel
   LLP, corporate legal counsel to the Company.

		Each Selling Stockholder is free to offer and sell his shares of Common Stock at such times, in such manner and at such prices as he or she shall determine. Such shares may be offered by the Selling Stockholders in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions. The Selling Stockholders may also use Rule 144 under the Securities Act of 1933 (the "Securities Act"), to sell such securities, if they meet the criteria and conform to the requirements of such Rule. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Stockholders.



	LEGAL MATTERS

		The validity of the shares of Common Stock and Warrants under applicable state law will be passed upon for the Company by Schneck Weltman Hashmall & Mischel LLP, 1285 Avenue of the Americas, New York, New York 10019.

	EXPERTS
		The financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Fishbein & Company, P.C., Holzer, Hum & Jocoby, LLP, and Good Swartz and Berns, Independent Certified Public Accountants, to the extent indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firms as experts in accounting and auditing in giving said reports.


	DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
	FOR SECURITIES ACT LIABILITIES

		Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions of the Company's Certificate of Incorporation, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities
Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in he opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

	PART II

	INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  	Other Expenses of Issuance and Distribution.

		The amount of expenses (other than underwriting discounts and commissions) in connection with the issuance and distribution of the shares registered hereby are set forth in the following table. All the amounts are estimates, except the registration fee and the NASD filing fee.

           	Registration Fee							         	$ 2,796
           	Legal fees and expenses		  						 15,000
	           Accounting fees and expenses					  6,000
           	Miscellaneous		           							  6,204
	                                            -------
         	  Total				                   					$30,000
                                             =======



Item 15.	Indemnification of Directors and Officers.

		Article V of the Company's Bylaws provides the following:

		5.1	Right to Indemnification.  The Corporation shall
indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, a "proceeding"), by reason of the fact whether civil, criminal, administrative or investigative (collectively, a "proceeding"), by reason of the fact such person is or was a director or officer of the Corporation or a constituent corporation absorbed in a consolidation or merger (hereinafter, a "constituent corporation"), or is or was serving at the request of the Corporation or a constituent corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture or other enterprise or entity, or is or was a director or officer of the Corporation serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans, if any, of the Corporation or another entity which may be in effect from time to time (any such person, an "Authorized Representative"), against all expenses, liability and loss actually and reasonably incurred or suffered by such Authorized Representative in connection with such proceeding, whether or not the indemnified liability arises or arose from any proceeding by or in the right of the Corporation, to the extent that such Authorized Representative is not otherwise indemnified and to the extent that such indemnification is not prohibited by law as it presently exists or may hereafter be amended.

		5.2	Advance of Expenses.  The Corporation shall pay all
reasonable expenses incurred by an Authorized Representative in defending a Proceeding in advance of the final disposition of such Proceeding, upon receipt by the Corporation of a written undertaking by or on behalf of such Authorized Representative to repay all amounts advanced (without interest unless a court of competent jurisdiction determined the payment of interest is required by law) if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

		5.3	Procedure for Determining Permissibility.  To
determine whether any indemnification under this Article V is permissible, the Board by a majority vote of a quorum consisting of directors not parties to such proceeding may, and on request of any Authorized Representative seeking indemnification shall be required to, determine in each case whether the applicable standards in any applicable statute have been required to, determine in each case whether the applicable standards in any applicable statute have been met, or such determination shall be made (a) the stockholders of the Corporation or (b) by independent legal counsel in a written opinion if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs; provided that, if there has been a change in control of the Corporation between the time of the action or failure to act giving rise to the claim for indemnification and the time such claim is made, at the option of the Authorized Representative seeking indemnification, the permissibility of indemnification shall be determined by independent legal counsel. If a claim for indemnification under this Article is not paid in full within ninety (90) days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim, and the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification under applicable law. The reasonable expenses of any Authorized Representative in prosecuting a successful claim for indemnification, and the fees and expenses of any independent legal counsel engaged to determine permissibility of indemnification, shall be borne by the Corporation. For purposes of this paragraph, "independent legal counsel" means legal counsel other than that regularly or customarily engaged by or on behalf of the Corporation.

		5.4	Proceedings Initiated by Authorized Representatives.
Notwithstanding any other provision of this Article V, the Corporation shall be requested to indemnify an Authorized Representative in connection with a proceeding initiated by such Authorized Representative only if the proceeding was authorized by the Board.

		5.5	Indemnification Not Exclusive; Inuring of Benefit.
The indemnification provided by this Article V shall not be deemed exclusive of any other right to which one seeking indemnification may have or hereafter acquired under any statute, provision of the Certificate of Incorporating, these Bylaws, agreement, vote of stockholders or disinterested directors of otherwise, and shall inure to the benefit of the heirs, executors and administrators of any person.

		5.6	Insurance and Other Indemnification.  The Board shall
have the power to (i) authorize the Corporation to purchase and maintain, at the Corporation's expenses, insurance on behalf of the Corporation and on behalf of others to the extent that power to do so has not been prohibited by applicable law, and (ii) give other indemnification to the extent not prohibited by applicable law.

		5.7	Modification or Repeal.  Any modification or repeal of
any provision of this Article V shall not adversely affect any right or protection of an Authorized Representation existing hereunder with respect to any act or omission occurring prior to such modification or repeal.

		Article Nine of the Company's Certificate of Incorporation provides the following:

		A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by a director except for (i) any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission of occurring prior to such repeal or modification.

		If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extend permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.



Item 16.	Exhibits and Financial Statement Schedules.

	(a) 	Exhibits.

2(a) 	-	Agreement and Plan of Reorganization dated August 9, 1990,
      by and among the Company (Corsica Capital Corp.), Management of Corsica Capital Corp. and Lifecall Systems, Inc.(1)
2(b) 	-	Plan and Agreement of Reorganization dated May 13, 1991, by
      and among the Company, Lifecall Systems, Inc., Monitor Emergency Alert Lifecall Systems, Inc., and its sole stockholder(1)
2(c) 	-	Plan and Agreement of Merger dated March 18, 1992 by and
      between Response USA, Inc. (Delaware) and Lifecall America, Inc.(1)
2(d) 	-	Delaware Certificate of Ownership and Merger Merging
      Response USA, Inc., a Nevada Corporation with and into its wholly-owned subsidiary Response USA, Inc., a Delaware corporation(1)
2(e) 	-	Nevada Articles of Merger of Response USA, Inc. (Formerly
      Lifecall America, Inc.), a Nevada corporation, into Response USA, Inc., a Delaware corporation(1)
3(a) 	-	Certificate of Incorporation of the Company(1)
3(b) 	-	Bylaws of the Company(1)
4(a) 	-	Form of Common Stock Certificate(1)
4(b) 	-	Form of Class A Warrant Certificate(1)
4(c) 	-	Form of Class B Warrant Certificate(1)
4(d) 	-	Form of Class C Warrant Certificate(1)
4(e) 	-	Form of Warrant Agreement(1)
5    	-	Opinion of Schneck Weltman Hashmall & Mischel as to legality of securities being registered*
10(a)	-	Lifecall Systems, Inc. Third Amended Plan of Reorganization
      with Order affirming Third Amended Plan of Reorganization dated January 9, 1990(1)
10(c)	-	Agreement dated October 31, 1991, by and between Bucks
      County Bank & Trust Company and Lifecall Systems, Inc.(1)
10(d)	-	Distributorship Agreement, dated October 6, 1987 and as
      amended December 31, 1990,l by and between Lifecall systems, Inc. and Teck World Industries, Inc.(1)
10(e)	-	Servicing Agreement dated June 13, 1991, by and between the
      Lifecall Emergency Response Center, Inc. and The Emergency Response People, Inc.(1)
10(f)	-	Stock Pledge Agreement dated June 13, 1991, by and among The
      Emergency Response People, Inc., Lifecall Systems, Inc., and OFC Leasing Corp.(1)
10(g)	-	Security Agreement dated June 13, 1991, by and between
      Lifecall Emergency Response Center, Inc. and OFC Leasing Corp. with Consent, Waiver and Indemnity Agreement(1)
10(h)	-	Security Agreement dated June 13, 1991, by and between The
      Emergency Response People, Inc. and Lifecall Emergency Response Center, Inc.(1)
10(i)	-	Emergency Backup Service Agreement dated June 13, 1991, by
      and between Lifecall Emergency Response Center, Inc., and the Emergency Response People, Inc.(1)
10(j)	-	First Amended and Restated License and Royalty Agreement
      dated as of July 1, 1991, by and between Lifecall Systems, Inc. and the Emergency Response People, Inc.(1)
10(k)	-	Purchase Agreement dated as of August 15, 1991, by and
      between The Emergency Response People, Inc. and Lifecall Systems,
      Inc.(1)
10(l)	-	Master Agreement dated September 6, 1991, by and between
      Visiting Nurse Associations of America and Lifecall Systems, Inc. and attached Member Agency Form Agreement(1)
10(m)	-	Agreement dated March 17, 1992 by and between Synchronal
      Marketing, Inc. and Lifecall Systems Inc.(1)
10(n)	-	Stock Purchase Agreement dated as of March 30, 1992, by and
      between the Emergency Response People, Inc. and Lifecall Systems,
      Inc.(1)
10(o)	-	Agreement dated May 28, 1992, by and among Response Ability
      Systems, Inc., Promotion Specialists, Inc. and Sterling Financial Group, Inc.(1)
10(p)	-	Lease Agreement dated February 8, 1990 by and between Rahn
      J. Farris and Lifecall Systems, Inc. for Camden, NJ premises(1)
10(s)	-	Employment Agreement dated August 28, 1992, by and between
      the Company and Richard R. Brooks, and Addendum thereto dated October 1, 1992(1)
10(t)	-	Employment Agreement dated August 28, 1992, by and between
      the Company and Ronald A. Feldman, and Addendum thereto dated October 1, 1992(1)
10(u)	-	Consulting Agreement dated January 2, 1992 by and among the
      Company, Lifecall Systems, Inc. and Scott Affrime(1)
10(v)	-	Consulting Agreement dated May 22, 1986 by and between LC
      Products, Inc. and Nevin Jenkins, as amended(1)
10(w)	-	Incentive Stock Option Plan of the Company adopted by the
      Company's Board on March 18, 1992 and approved by the Company's stockholders on March 30, 1992(1)
10(x)	-	Restricted Stock Option Plan of the Company adopted August
      20, 1990, as amended August 30, 1991, January 2, 1992 and March 18,
      1992(1)
11	- Calculation of Earnings (Loss) Per Share
22	-	Subsidiaries of the Company(1)
24(a)	-	Consent of Fishbein & Company, P.C.
24(b)	-	Consent of Schneck Weltman Hashmall & Mischel (included in
      Exhibit 5)
24(c)	-	Consent of Sanford Holzer & Company
24(d)	-	Consent of Good Swartz and Berns


	*	Previsously filed.
	1.	Filed with the Registrant's registration statement on Form
    S-1 (File No. 33-47589), and incorporated by reference herein.





Item 17.	Undertakings.

A.	    Certificates

	The undersigned small business issuer hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

	The undersigned small business issuer hereby undertakes:

		(1)	To file, during any period in which it offers or sells
securities, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any additional or changed material information on the plan of distribution.


		(2)	To file a post-effective amendment to remove from
registration any of the securities that remain unsold at the end of the Offering.


	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be
governed by the final adjudication of such issue.	The undersigned
registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

	SIGNATURES

		Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lawrenceville and State of New Jersey on the 13th day of May, 1996.

							RESPONSE USA, INC


							By: /s/RICHARD M. BROOKS

    	 			Richard M. Brooks,
								 Chief Executive Officer

		Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE 		               			TITLE	                 		DATE



    /s/RICHARD M. BROOKS      	Director, President, Chief		  	May 13, 1996
    Richard M. Brooks		      		Executive Officer (Principal
					                         	Executive, Financial
				                         		Accounting Officer)

   /s/RONALD A. FELDMAN       	Director, Vice President      	May 13, 1996
   Ronald A. Feldman	        		and Chief Operating Officer



   Sheldon Lieberbaum           Director


   /s/JEFFREY S. BUDIN	        	Director		                   		May 13, 1996
   Jeffrey S. Budin


   /s/STUART LEVIN             	Director				                  	May 13, 1996
   Stuart Levin



   Robert M. Rubin              Director



   Todd E. Herman               Director



Exhibit 24(a)

Consent of Independent Auditors


We hereby consent to the use in Amendment No. 2 to Registration Statement No. 333-3472 on Form S-3 of Response USA, Inc. of our report dated August 17, 1995 on the consolidated financial statements of Response USA, Inc. contained in such Registration Statement, and to the reference to us, as appearing under the headings of "Experts" in the Prospectus, which is a part of such Registration Statement.


      /S/Fishbein & Company, P.C.
         Elkins Park, PA
         May 2, 1996

Exhibit 24 (c)





We hereby consent to the use in Amendment No. 2 to Registration
Statement No. 333-3472 on Form S-3 of Response USA, Inc. of our report dated November 23, 1994 relating to the financial statements of Universal Security Systems, Inc. We also consent to the reference to our firm under the headings of "Experts" in the Registration.



     /S/Holzer, Hum & Jacoby, LLP
        East Hanover, New Jersey
        May 1, 1996

Exhibit 24(d)

INDEPENDENT AUDITOR'S CONSENT



We consent to the use in this Registration Statement on form S-3
Amendment #2 of our report dated February 15, 1994, relating to the financial statements of the Medical Alert Systems Monitoring Division of Emergency Response Systems, Inc.

We also consent to the reference to our firm under the caption "Experts" in the Registration.


      /S/Good Swartz & Berns
         Los Angeles, California
         May 1, 1996

































??